EXHIBIT 23.4

Consent of Independent Auditor

We consent to the incorporation in this Registration Statement on Form S-8 of MoneyLion Inc. of our report dated April 6, 2022, relating to the consolidated financial statements of EVEN Financial, Inc., appearing in the Current Report on Form 8-K/A dated May 5, 2022.

/s/ RSM US LLP

Denver, Colorado

July 13, 2022